EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 033-57137, 333-89807, 333-87744, 333-104492, 333-104495, 333-102590, 333-111549, 333-112522, 333-116518 and 333-118364; Form S-3/A Nos. 333-104530 and 333-108610; Form S-3 Nos. 333-107631 and 333-114628; and Form S-4 No. 333-60448) of K2 Inc. and the related Prospectus of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of K2 Inc., K2 Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of K2 Inc., included in this 2004 Annual Report on Form 10-K to Shareholders of K2 Inc.

/s/    ERNST & YOUNG LLP

San Diego, California

March 9, 2005